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        The following letter was sent by Hewlett-Packard Company to certain institutional holders of HP common stock beginning on March 21, 2003.

Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

March 21, 2003

Re:  Annual Meeting of Hewlett-Packard Company ("HP") Shareowners—April 2, 2003
Important Vote on Shareowner Proposals

Dear HP Shareowner:

Recently, we mailed to you proxy materials in connection with HP's upcoming annual meeting. Today, we are writing to ask for your support on several shareowner proposals that are of particular importance to our company: Proposal 4, Shareholder Vote on Poison Pills (rights plans); Proposal 7, Indexed Options Proposal; Proposal 8, Expensing Options Proposal; and Proposal 9, a shareowner proposal regarding severance agreements.

As you may be aware, the HP Board is composed of eleven directors, all but one of whom are independent. Your company and Board have a long-standing commitment to sound corporate governance practices for the benefit of HP's shareowners. However, we are opposing these shareowner proposals because we believe that they inappropriately limit the flexibility of the Board and could be disadvantageous from a competitive point of view, and therefore are not in the best interests of our shareowners. We also oppose these proposals for the reasons that follow.

  •
  Proposal 4 calls for the Board to redeem any rights plan and not adopt any future rights plan without submitting it to a shareowner vote. Your Board already terminated HP's rights plan in January 2003. Although HP has no current intention to reinstitute such a plan, Proposal 4, if implemented, would limit the ability of a future Board to exercise its fiduciary duties based on the facts and circumstances that may then exist. Consequently, the Board believes that this proposal, which would inappropriately bind future Boards, is not in the best interests of HP shareowners.

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  Proposal 7, which advocates a policy that all future grants to executives be performance-based and tied to an industry index, would severely limit the ability of the HR and Compensation Committee (which is composed entirely of independent directors) to choose incentives that best motivate HP's executives and to change those incentives from year to year based on market conditions. Indexing options also could require mark-to-market accounting, which could increase the volatility of our earnings.

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  Proposal 8, which asks the Board to establish a policy of expensing future stock options, poses difficult valuation problems and would make HP's financials harder to compare to those of competitors that do not expense options. At this time, we believe it is more prudent to continue HP's current accounting treatment, which the Board believes provides the transparency and comparability required by shareowners. Additionally, HP discloses the pro forma effect of expensing stock options in the notes to its financial statements.

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  Proposal 9, which seeks shareowner approval for future severance agreements with senior executives that provide benefits in excess of 2.99 times salary and bonus, would be competitively disadvantageous to HP by making it difficult to attract new executives and to provide competitive employment packages in a timely manner. Obtaining shareowner approval after the material terms are agreed upon, as suggested by the proponent, is simply impractical. Further, the severance package with Mr. Capellas cited in the proposal was approved and entered into by Compaq prior to its acquisition by HP.

We appreciate your time and attention to these matters, which could significantly impact your company's competitive position. Thank you for your continued support.

Carleton S. Fiorina Chairman and Chief Executive Officer	Robert P. Wayman Executive Vice President and Chief Financial Officer